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                                                                     EXHIBIT 2.4


                                                      MAR 5, 1996
                                                      TAWANA C. MARSHALL, CLERK
                                                      By
                                                        -----------------------
                                                                Deputy


                        UNITED STATES BANKRUPTCY COURT
                          NORTHERN DISTRICT OF TEXAS
                               DALLAS DIVISION

IN RE:                             SECTION
                                   SECTION
Automobile Credit Fund 1991-III,   SECTION             CASE NO. 395-34981-RCM-11
Inc.                               SECTION
                                   SECTION
                                   SECTION

      DEBTOR(S).

                      CHAPTER 11 POST-CONFIRMATION ORDER

     The court entered an order confirming a plan in this case. Pursuant to 11 U.S.C. SECTION 1106(a)(7) and Bankruptcy Rule 3022, to provide a schedule for final action in this case, it is

     ORDERED that the debtor or plan proponent shall pay forthwith unpaid notice charges and claim charges incurred to date to the Clerk, U.S. Bankruptcy Court, and it is further

     ORDERED that all applications for the award of compensation or expenses, if any, for professional persons in this case and motions for administrative expenses, if any, shall be filed and served within 30 days after entry of this order, unless the confirmation order provides otherwise. Objections to any application or motion must be filed within 20 days of service, and it is further

     ORDERED the all objections to claims, if any, shall be filed and served within 30 days after entry of this order, unless the confirmation order provides otherwise. Responses to the objections must be filed within 30 days of service, and it is further

     ORDERED that the debtor or plan proponent shall obtain settings for hearings on all applications for the award of compensation or expenses and motions for administrative expenses, and, consistent with the notice requirements of Bankruptcy Rule 3007, to determine objections to claims, and it is further


     ORDERED that, within 20 days after the hearings described in the previous paragraph, a post-confirmation report shall be filed by the party responsible for distribution under the plan, and it is further

     ORDERED that the debtor, plan proponent or other responsible party,after substantial consummation, as defined under 11 U.S.C. SECTION 1101(2), shall file an application for final decree and obtain a setting on the application within 180 days of the entry of this Oder, and it is further ORDERED that if the application for final decree is not filed within 180 days of the entry of this Order, a status conference will be held on 9-30, 1996, at 9 a.m., and it is further

     ORDERED that if the debtor, plan proponent or other responsible party does not appear at the status conference, the court, on its own motion, may enter a final decree closing the case, Bankruptcy Rule 3022, or dismiss the case, and it is further

     ORDERED that the debtor or plan proponent shall certify that copies of this order were mailed to all creditors and other parties in interest within 10 days of entry of this order.

     SIGNED this 4th day of March, 1996.

                                                  ORIGINAL SIGNED BY
                                                  /s/ ROBERT C. MCGUIRE
                                                  ------------------------------
                                                  United States Bankruptcy Judge